As filed with the Securities and Exchange Commission   _____________, l999
                                                   Registration No.:  33-_______

                             ____________________

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                             ____________________

                                   FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ____________________

                       PENNSYLVANIA COMMERCE BANCORP, INC.
          ----------------------------------------------------------
            (Exact Name of Registrant as specified in its charter)

            Pennsylvania                                  25-1834776
            ------------                                  ----------
     (State or other jurisdiction of                   (I.R.S. Employer
     incorporation or organization)                    Identification No.)

     100 Senate Avenue, CampHill, Pennsylvania 17001-8599 (717) 975-5630
     -------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)


                        1996 Employee Stock Option Plan
                        -------------------------------
                           (Full title of the plan)


                                JAMES T. GIBSON
                             President and C.E.O.
                      PENNSYLVANIA COMMERCE BANCORP, INC.
                               100 Senate Avenue
                             Post Office Box 8599
                      Camp Hill, Pennsylvania  17011-8599
                    ---------------------------------------
                    (Name and Address of Agent for Service)


                                  Copies to:
                               BRADLEY A. WALKER
                            METTE, EVANS & WOODSIDE
                            3401 North Front Street
                                 P.O. Box 5950
                      Harrisburg, Pennsylvania 17110-0950

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
                                                                        Proposed
Title of each class        Amount               Proposed                 maximum
of securities to            to be           maximum offering          aggregate offering     Amount of registration
be registered            Registered/1/       price per unit/2/             price                     fee
--------------------------------------------------------------------------------------------------------------------
Common Stock                  116,128                $27.13                 $3,150,553                $955.00
Par value
$1.00 per share

/1/ There are 231,800 shares (adjusted for dividends) authorized to be granted under the 1996 Employee Stock Option Plan, as amended. There have been 115,672 options granted under the Plan, some of which are currently exercisable stock options. The shares subject to exercisable stock options were included in the number of shares registered on the Registrant's S-4 Registration Statement filed on May 14, 1999. Thus, the number of shares being registered on this S-8 Registration Statement includes only the 116,128 remaining shares which may be granted under the Plan and were not previously registered.

/2/ Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 and based on a price of $27.13, which is the average of the bid and ask prices of the Common Stock on June 25, 1999, as reported on the NASDAQ Small Cap.


                                    PART I

                    INFORMATION REQUIRED IN THE PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 have been sent or given to participants in the Commerce Bank/Harrisburg, N.A. (ACommerce')1996 Employee Stock Option Plan (the "Plan"). Pursuant to the reorganization consummated on or about July 1, 1999, Commerce was reorganized into a one-bank holding company, and became the wholly owned subsidiary of Pennsylvania Commerce Bancorp, Inc. (the ACompany"). Pursuant to the reorganization, Commerce shareholders received shares of the Company's common stock (one-for-one) in exchange for shares of their Commerce common stock. The Company will continue the Plan and honor outstanding options with the Company's common stock.

         The documents given to participants in the Plan are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II ) a Prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents are incorporated herein by reference:

         (1) The Annual Report of Commerce Bank/Harrisburg, N.A. on Form 10-KSB for its fiscal year ended December 31, 1998.

         (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 since December 31, 1998.

         (3) The description of the Company's common stock contained in the Company's S-4Registration Statement filed on May 14, 1999, which became effective on or about June 3, 1999.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Howell C. Mette, a partner in the law firm of Mette, Evans & Woodside, the Company's general counsel, is a voting director of the Company.

Item 6.  Indemnification of Directors and Officers.

         Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the ABCL") provide that a business corporation may indemnify directors and officers against liability they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions against a director or officer by or in the right of the Corporation, the power to indemnify extends only to expenses (not judgments and amounts paid in the settlement) and such power generally does not exist if the person otherwise entitled to indemnification shall have been adjudged to be liable to the Corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Under Section 1743 of the BCL, the Corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the BCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article 12 of the Corporation's Articles of Incorporation and Article 20 of the Corporation's Bylaws provide indemnification of directors, officers and other agents of the Corporation and advancement of expenses to the extent otherwise permitted by the BCL.

         Section 1746 of the BCL grants a corporation broad authority to indemnify is directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted wilful misconduct or recklessness. Article 12 of the Corporation's Articles of Incorporation provides that the Corporation indemnify any and all persons whom it shall have the power to indemnify for and against any and all expenses, liabilities or other matters for which indemnification is permitted by applicable laws.

         Article 20 of the Corporation's Bylaws conditions any indemnification or advancement of expenses upon a determination, made in accordance with the procedures specified in Section 1744 of the BCL, by the Corporation's directors or shareholders that indemnification or advancement of expenses is proper because the director or officer met the standard of conduct set forth in Section 1741 or 1742 of the BCL, as applicable.

         As authorized by Section 1747 of the BCL, the Corporation maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering The Corporation for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the Corporation.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.  No exemption from registration is claimed.

Item 8.  Exhibits.

         4. 1996 Employee Stock Option Plan of Commerce Bank/Harrisburg, N.A. (which is being continued by the Company).

         5.     Opinion of Mette, Evans & Woodside, General Counsel of the
Company.

         23.a. Consent of Mette, Evans & Woodside, General Counsel of the Company - included in Exhibit 5.

         23.b.  Consent of Beard & Company, Inc.

         24.    Powers of Attorney included ASIGNATURES" section of this Part
II.

Item 9.  Undertakings.

         The Company hereby undertakes:

         (1) Regulation S-K, Item 512(a)(1) - To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                       (iii) To include any material information with respect to
                  the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that Paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment is incorporated by reference for periodic reports filed by the Company under the Exchange Act of 1934.

         (2) Regulation S-K, Item 512(a)(2) - For purposes of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) Regulation S-K, Item 512(a)(3) - File a post-effective amendment to remove from registration any securities that remain unsold at the end of the offering.

         (4) Regulation S-K, Item 512(e) - Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to Directors, Officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, Officer or controlling person of the Company in the successful defense of any action, suit or proceeding (is asserted by such Director, Officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Camp Hill, Pennsylvania, on June 30, 1999.

                                        PENNSYLVANIA COMMERCE BANCORP, INC.

                                        By: /s/ James T. Gibson
                                           ---------------------------
                                                James T. Gibson
                                        President and Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints James
T. Gibson and Gary L. Nalbandian, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any or all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

     Signature                   Title                           Date
     ---------                   -----                           ----

/s/ Gary L. Nalbandian           Director                        June 30, 1999
------------------------------------------------------------------------------
Gary L. Nalbandian

/s/ Vernon W. Hill, II           Director                        June 30, 1999
------------------------------------------------------------------------------
Vernon W. Hill, II

/s/ Douglas S. Gelder            Director                        June 30, 1999
------------------------------------------------------------------------------
Douglas S. Gelder

/s/ Alan R. Hassman              Director                        June 30, 1999
------------------------------------------------------------------------------
Alan R. Hassman

/s/ Howell C. Mette              Director                        June 30, 1999
------------------------------------------------------------------------------
Howell C. Mette

/s/ Michael A. Serluco           Director                        June 30, 1999
------------------------------------------------------------------------------
Michael A. Serluco

/s/ Samir J. Srouji              Director                        June 30, 1999
------------------------------------------------------------------------------
Samir J. Srouji

                                 President,
                                 Chief Executive Officer and
/s/ James T. Gibson              Director                        June 30, 1999
------------------------------------------------------------------------------
James T. Gibson

                               INDEX TO EXHIBITS


Exhibit Number                              Description
--------------                              -----------

     4. 1996 Employee Stock Option Plan of Commerce Bank/Harrisburg, N.A. (which is being continued by the Company).

     5.     Opinion of Mette, Evans & Woodside, General Counsel of the Company.

     23.a. Consent of Mette, Evans & Woodside, General Counsel of the Company - included in Exhibit 5.

     23.b.  Consent of Beard & Company, Inc.

     24.    Powers of Attorney included "SIGNATURES" section of this Part II.